Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate Communications
(386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES CASH TENDER
OFFER FOR UP TO $100,000,000 AGGREGATE PRINCIPAL AMOUNT OF ITS
OUTSTANDING 5.40% SENIOR NOTES DUE 2014
     DAYTONA BEACH, Fla. — October 8, 2010 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced today that it has commenced a tender offer (the “Offer”) to purchase for cash up to $100,000,000 aggregate principal amount (the “Tender Cap”) of its outstanding 5.40% senior notes due 2014 (the “Notes”) (CUSIP No. 460335AF9 and ISIN No. US335AF96).
     The terms and conditions of the Tender Offer are described in the Offer to Purchase, dated October 8, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal to be distributed to holders of the Notes. Holders of Notes are encouraged to read these documents carefully before making any decision with respect to the Offer.
     The Offer will expire at 8:00 a.m. (EST) on Monday, November 8, 2010, unless extended (the “Expiration Time”). Holders who validly tender their Notes prior to 5:00 p.m. (EDT) on Friday, October 22, 2010, unless such date is extended (the “Early Tender Deadline”), and do not validly withdraw their Notes at or prior to 5:00 p.m. (EDT) on Friday, October 22, 2010, unless such date is extended (the “Withdrawal Deadline”), will be entitled to receive $1,095 for each $1,000 principal amount of Notes accepted for payment, which amount includes an early tender payment of $30 per $1,000 of Notes accepted for payment. Holders who validly tender their Notes after such time but on or prior to the Expiration Time will receive $1,065 for each $1,000 principal amount of Notes accepted for purchase. The settlement date for Notes tendered by the Early Tender Deadline is expected to be on or about October 25, 2010, and the settlement date for Notes tendered by the Expiration Time, but after the Early Tender Deadline, is expected to be on or about November 8, 2010. Accrued and unpaid interest up to, but not including, the applicable settlement date will be paid in cash on all Notes accepted for purchase. On a date promptly following the Early Tender Deadline, ISC expects to accept for payment a portion (as further described in the Offer to Purchase) of all Notes tendered at or prior to the Early Tender Deadline, and not validly withdrawn at or prior to the Withdrawal Deadline.
     If the aggregate principal amount of Notes validly tendered at or prior to the Early Tender Deadline or the Expiration Time, as applicable, and not validly withdrawn pursuant to the Offer exceeds the Tender Cap, and we accept Notes for purchase pursuant to the Offer, we will accept
-More-

ISC ANNOUNCES CASH TENDER OFFER	PAGE 2

such Notes on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).
     ISC may amend, extend or, subject to certain conditions, terminate the tender offer. The Offer to Purchase dated October 8, 2010 and the related Letter of Transmittal set forth a complete description of the terms and conditions of the tender offer.
     Banc of America Securities LLC is serving as the dealer manager for the Offer. Questions about the Offer should be directed to Banc of America Securities LLC, toll-free at (888) 292-0070 or (980) 388-9217 (collect), attention: Debt Advisory Services. The information agent for the Offer is Global Bondholder Services Corporation. Requests for additional sets of the Offer materials may be directed to Global Bondholder Services Corporation, by calling toll-free at (866) 488-1500 or (212) 430-3774 (collect) for banks and brokers.
     This press release is not an offer to purchase or a solicitation for consent in any state or jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction. The Offer is only made pursuant to the terms of the Offer to Purchase dated October 8, 2010.
     ISC promotes major motorsports events in every month of the racing season — more than any other motorsports promoter. Collectively, ISC’s 13 facilities promote well over 100 motorsports events during the racing season, which includes 46 premier NASCAR (National Association for Stock Car Auto Racing) national series events.
•	Daytona International Speedway® in Florida

•	Talladega Superspeedway® in Alabama

•	Michigan International Speedway® located outside Detroit

•	Richmond International Raceway® in Virginia

•	Auto Club Speedway of Southern CaliforniaSM near Los Angeles

•	Kansas Speedway® in Kansas City, Kansas

•	Phoenix International Raceway® in Arizona

•	Chicagoland Speedway® near Chicago, Illinois

•	Route 66 RacewaySM near Chicago, Illinois

•	Homestead-Miami SpeedwaySM in Florida

•	Martinsville Speedway® in Virginia

•	Darlington Raceway® in South Carolina

•	Watkins Glen International® in New York

ISC ANNOUNCES CASH TENDER OFFER	PAGE 3

     ISC also promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     In addition to motorsports facilities, ISC owns and operates MRN Radio, the nation’s largest independent sports radio network; Daytona 500 Experience, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida and the official attraction of NASCAR; and, Americrown Service Corporation, a provider of catering services, food and beverage concessions, and merchandise sales.
     NASCAR is the most prominent sanctioning body in stock car racing, based on such factors as geographic presence, number of members and sanctioned events. ISC derives almost 90 percent of its revenues from NASCAR-sanctioned racing events.
     Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, ISC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. ISC previously disclosed in response to Item 1A to Part I of its report on Form 10-K for the fiscal year ended November 30, 2009 certain important factors that could cause its actual results to differ from expectations. These forward-looking statements are made only as of the date thereof, and ISC undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
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